Exhibit 99.1

PRESS RELEASECorporate Headquarters

400 South Hope Street

Los Angeles, CA 90071

www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Kristyn Farahmand	Steve Iaco
Investors	Media
214.863.3145	212.984.6535

CBRE Group, Inc. Reports Second-Quarter 2020 Financial Results

Los Angeles, CA – July 31, 2020 — CBRE Group, Inc. (NYSE:CBRE) today reported financial results for the second quarter ended June 30, 2020.

“As expected, Covid-19 took a toll on our performance in the second quarter, with impacts felt across every part of our business,” said Bob Sulentic, CBRE’s president & chief executive officer. “However, the overall impact was cushioned by our diverse business mix, particularly the sustained growth of our contractual businesses over the past decade. We also benefited from early moves to reduce our expense base, a process that is continuing, and strengthened our financial position and cash-flow generation despite the ongoing challenges from the pandemic.”

“Double-digit adjusted EBITDA growth in our Global Workplace Solutions segment demonstrated the resiliency of a business that occupier clients increasingly rely on, in good times and bad, to run essential operations and drive critical cost efficiencies.”

Mr. Sulentic concluded: “The pandemic has elevated the importance of workplace strategy on corporate agendas. Now more than ever, clients will need the strategic insight, thoughtful advice and reliable execution that CBRE and our people are best positioned to provide. We have built the company for opportunities like this and intend to capitalize on it.”

The company will discuss its expectations for the second half of 2020 on its earnings webcast and conference call, which will be held at 8:30 am Eastern Time today (Friday, July 31, 2020).

Consolidated Financial Results Overview

CBRE Press Release

July 31, 2020

The following table presents highlights of CBRE performance (dollars in millions, except per share data):

			% Change
	Q2 2020	Q2 2019	USD	LC (1)
Operating Results
Revenue	$5,381	$5,714	(5.8%)	(4.2%)
Fee revenue (2)	2,256	2,849	(20.8%)	(19.5%)
GAAP net income	82	224	(63.4%)	(62.6%)
GAAP EPS	$0.24	$0.66	(63.1%)	(62.2%)
Adjusted EBITDA (3)	267	468	(42.9%)	(42.2%)
Adjusted net income (4)	118	277	(57.5%)	(56.6%)
Adjusted EPS (4)	$0.35	$0.81	(57.1%)	(56.2%)

Cash Flow Results
Cash flow from operations	$142	$99	43.4%
Less: Capital expenditures	72	67	6.9%
Free cash flow (5)	$70	$32	119.8%

Results for the quarter were adversely impacted by $25 million of incremental Covid-19-related costs and a $16 million donation to the company’s Covid-19 Relief Fund. Together, these items reduced both GAAP EPS and adjusted EPS by about $0.10.

Advisory Services Segment

The following table presents highlights of the Advisory Services segment performance (dollars in millions):

			% Change
	Q2 2020	Q2 2019	USD	LC
Revenue	$1,553	$2,179	(28.7%)	(27.4%)
Fee revenue	1,339	1,935	(30.8%)	(29.6%)
Adjusted EBITDA	133	334	(60.1%)	(59.5%)
Adjusted EBITDA on revenue margin (6)	8.6%	15.3%	(6.7 pts)	(6.8 pts)
Adjusted EBITDA on fee revenue margin (6)	9.9%	17.2%	(7.3 pts)	(7.3 pts)

Advisory leasing was significantly impacted by the Covid-19 operating environment with revenue falling 38% (37% local currency). This compares with a very strong second quarter of 2019, when advisory leasing revenue surged 19% (21% local currency) year-over-year. Current-quarter activity was weak across most of the world as occupiers paused leasing decisions. However, Germany, Greater China and Mexico were among the countries that recorded notable growth. U.S. leasing revenue was down 43% compared to second-quarter 2019, a period which saw year-over-year leasing growth of 27%.

The effects of Covid-19 were especially pronounced in global property sales, as capital flows were severely disrupted and marketwide sales activity dropped dramatically. Sales revenue declined 48% (47% local currency), including a decline of more than 50% in the U.S. However, CBRE’s performance was strong relative to a very weak market environment. This is reflected in a 160 basis point increase in U.S. investment sales market share during the quarter, according to Real Capital Analytics. Greater China, Korea, Mexico and Switzerland achieved strong sales revenue growth for the quarter.

Also reflecting the constrained environment due to Covid-19, commercial mortgage origination revenue declined 28% (same local currency). As expected, most capital sources took a cautious approach but the lending environment improved moderately as the second quarter progressed, with activity more weighted to refinancing transactions. The improved lending environment continued into July.

CBRE Press Release

July 31, 2020

Global capital markets revenue, which combines property sales and commercial mortgage origination, fell 44% (43% local currency) for the quarter.

Loan servicing, a service performed for lenders on a contractual basis, saw revenue rise 15% (same local currency), as the portfolio increased 17% from a year ago to $245 billion.

Property management and advisory project management fell 8% (6% local currency) for revenue and 4% (2% local currency) for fee revenue, reflecting the temporary shutdown of most construction activity and reduced spending on capital projects. Valuation revenue declined 12% (9% local currency), although modest growth was achieved in Europe, Middle East and Africa (EMEA) and Asia Pacific.

The segment’s lower adjusted EBITDA margin reflected the decline in higher-margin sales and lease revenue, $7.8 million in incremental Covid-related expenses and $10.8 million for the company’s donation to its Covid Relief Fund.

CBRE Press Release

July 31, 2020

Global Workplace Solutions (GWS) Segment

The following table presents highlights of the GWS segment performance (dollars in millions):

			% Change
	Q2 2020	Q2 2019	USD	LC
Revenue	$3,667	$3,385	8.3%	10.1%
Fee revenue	755	764	(1.2%)	0.5%
Adjusted EBITDA	116	104	11.4%	12.4%
Adjusted EBITDA on revenue margin	3.2%	3.1%	0.1 pts	0.1 pts
Adjusted EBITDA on fee revenue margin	15.4%	13.6%	1.7 pts	1.6 pts

CBRE’s GWS segment performed relatively well despite Covid-19 due to the contractual nature of the facilities management business, which accounted for more than 85% of fee revenue during the second quarter. This was reflected in a 7% (9% local currency) rise in fee revenue from global facilities management versus a 1% decrease (less than 1% increase local currency) for the segment as a whole. Growth in facilities management was offset by lower project management and transaction revenue. Overall fee revenue growth was notably strong in Continental Europe.

New contract activity for the quarter was strong, driven by the logistics, technology, financial services and life sciences sectors. The pipeline of new business opportunities continued to increase from year-end levels, as major occupiers are increasingly focused on cost and operational efficiencies amid the pandemic. The company also continued to achieve a high renewal rate for expiring contracts.

Double-digit adjusted EBITDA growth for the quarter reflected early moves to align expenses with lower anticipated client spending. Adjusted EBITDA for the second quarter of 2020 also includes the negative impact of $16.8 million in incremental Covid-related expenses and $3.4 million for the company’s donation to its Covid Relief Fund.

Real Estate Investments (REI) Segment

The following table presents highlights of the REI segment performance (dollars in millions):

			% Change
	Q2 2020	Q2 2019	USD	LC
Revenue	$162	$150	8.0%	9.5%
Adjusted revenue (7)	154	169	(9.1%)	(7.8%)
Adjusted EBITDA (8)	18	31	(40.9%)	(39.5%)

The decline in this segment’s adjusted EBITDA was driven by lower development asset sales activity due to transaction timing, as well as losses in the UK multifamily residential development business (Telford Homes, acquired in October 2019) and Hana, the start-up flexible workspace business. Conversely, investment management produced stronger results than a year ago, driven by higher asset management fees, carried interest, and co-investment returns, partially offset by lower acquisition, incentive and disposition fees.

This segment incurred incremental expenses due to Covid-19 of $0.4 million, mostly related to Hana, and $1.2 million for the company’s donation to its Covid Relief Fund. In addition, the UK multifamily development business was impacted by transitory operational challenges related to Covid-19, including temporary construction stoppages and other challenges as well as constrained sales activity.

•

Investment Management:  Investment management revenue, most of which is recurring, climbed 1% (3% local currency) for the quarter to $103.0 million. Adjusted EBITDA rose 62% (65% local currency), driven primarily by higher co-investment returns and increased carried interest contribution. Assets under management (AUM) totaled $109.6 billion at the end of the second

CBRE Press Release

July 31, 2020

quarter, an increase of $1.5 billion, or $0.7 billion in local currency, from first-quarter 2020. The increase reflected net capital inflows and beneficial foreign currency movement.
•

Development: The in-process portfolio totaled $13.7 billion at the end of the second quarter, a decrease of $0.2 billion from first-quarter 2020. The pipeline increased by $0.3 billion from the first quarter of 2020 to $6.1 billion. The acquired UK development business contributed $1.0 billion to the in-process total and $1.6 billion to the pipeline total at June 30, 2020. About half of the in-process development is attributable to fee-development and built-to-suit projects.

•

Flexible Workspace (Hana): The loss associated with the start-up of Hana totaled $9.2 million for the second quarter, in line with expectations. Hana has opened five facilities (Dallas, London (three units) and Southern California) and is in the process of opening five additional units (New York City, Northern Virginia, Northern New Jersey, Philadelphia and Manchester, UK). These units, totaling nearly 500,000 square feet, are primarily private workspaces that are oriented to meet the needs of large enterprises that want to make flexible space an element of their occupancy portfolio. During the second quarter of 2020, the Hana units were closed for a period of time due to government mandates, but are all open at the present time.

Adjustments to GAAP Net Income and Earnings Per Share

Adjustments to GAAP net income totaled $35.8 million on a net basis. This includes $58.2 million of positive pre-tax adjustments, primarily related to costs associated with workforce optimization efforts in response to the Covid-19 pandemic, non-cash acquisition-related depreciation and amortization and the impact of fair value adjustments to real estate assets acquired in the Telford Homes acquisition that were sold in the second quarter, offset by a reversal of investment management carried interest incentive compensation to align with the timing of associated carried-interest revenue, and a $14.9 million net tax adjustment associated with the aforementioned pre-tax adjustments.

GAAP net income decreased 63% (same local currency) to $82 million and earnings per share decreased 63% (62% local currency) to $0.24, compared with the prior-year period. Adjusted net income and adjusted earnings per share decreased 58% and 57%, respectively (57% and 56% local currency, respectively) to $117.7 million and $0.35, respectively, compared with the prior-year period. These decreases were primarily driven by the effects of the Covid-19 pandemic.

Capital Allocation Overview

•

Free Cash Flow – During the second quarter of 2020, free cash flow increased 120% to $70 million. This reflected cash flow from operations of $142 million, less total capital expenditures of $72 million, in the second quarter of 2020.

Net capital expenditures totaled $61.8 million(9), which included a significant allocation for technology-related investments and $11.7 million for continued expansion of Hana. Discretionary capital expenditures comprised a considerable portion of total capital expenditures in the period.

•

Stock Repurchase Program – The company has $350.0 million of stock repurchase capacity under its authorized repurchase program available as of today. The company did not repurchase any of its stock during the second quarter of 2020.

•	Acquisitions – The company did not complete any acquisitions during the second quarter of 2020. In July 2020, the company acquired a valuation services company in South Korea.

CBRE Press Release

July 31, 2020

Leverage and Financing Overview

•

Leverage – The company’s net leverage ratio (net debt(10) to trailing twelve-month adjusted EBITDA) was 0.59x as of June 30, 2020, which is 3.66x below the company’s primary debt covenant of 4.25x. The net leverage ratio is computed as follows (dollars in millions):

As of June 30, 2020

Total debt	$2,223
Less: Cash (11)	1,135
Net debt	$1,088

Divided by: Trailing twelve month adjusted EBITDA	$1,843

Net leverage ratio	0.59
•

Liquidity – As of June 30, 2020, the company had approximately $3.5 billion of total liquidity, consisting of approximately $1.1 million in cash(11) plus the ability to borrow an aggregate of approximately $2.3 billion under its revolving credit facilities, net of any outstanding letters of credit.

Conference Call Details

The company’s second quarter earnings webcast and conference call will be held today (Friday, July 31, 2020) at 8:30 a.m. Eastern Time. Investors are encouraged to access the webcast via this link or they may dial into the conference call: 877-407-8037 (U.S.) or 201-689-8037 (international). A replay of the call will be available starting at 1:00 p.m. Eastern Time on July 31, 2020 and will be available for one week following the event. The replay is accessible by dialing 877-660-6853 (U.S.) or 201-612-7415 (international) and using the access code is 13706427#. A transcript of the call will be available on the company’s Investor Relations website at https://ir.cbre.com.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBRE), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (based on 2019 revenue). The company has more than 100,000 employees (excluding affiliates) and serves real estate investors and occupiers through more than 530 offices (excluding affiliates) worldwide. CBRE offers a broad range of integrated services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com. We routinely post important information on our website, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in the Investor Relations section of our website at https://ir.cbre.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, Securities and Exchange filings and public conference calls and webcasts.

Safe Harbor and Footnotes

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s future growth momentum, operations, market share, business outlook, capital deployment, acquisition integration and financial performance. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this press release. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, the company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the company does update one or more

CBRE Press Release

July 31, 2020

forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: disruptions in general economic, political and regulatory conditions, particularly in geographies or industry sectors where our business may be concentrated; volatility or adverse developments in the securities, capital or credit markets, interest rate increases and conditions affecting the value of real estate assets, inside and outside the United States; poor performance of real estate investments or other conditions that negatively impact clients’ willingness to make real estate or long-term contractual commitments and the cost and availability of capital for investment in real estate; disruptions to business, market and operational conditions related to the Covid-19 pandemic and the impact of government rules and regulations intended to mitigate the effects of this pandemic, including, without limitation, rules and regulations that impact us as a loan originator and servicer for U.S. Government Sponsored Enterprises; foreign currency fluctuations and changes in currency restrictions, trade sanctions and import-export and transfer pricing rules; changes in U.S. and international law and regulatory environments (including relating to anti-corruption, anti-money laundering, trade sanctions, tariffs, currency controls and other trade control laws), particularly in Asia, Africa, Russia, Eastern Europe and the Middle East, due to the level of political instability in those regions; our ability to compete globally, or in specific geographic markets or business segments that are material to us; our ability to identify, acquire and integrate accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of companies we may acquire; our ability to retain and incentivize key personnel; our ability to manage organizational challenges associated with our size; negative publicity or harm to our brand and reputation; increases in unemployment and general slowdowns in commercial activity; trends in pricing and risk assumption for commercial real estate services; the effect of significant changes in capitalization rates across different property types; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance; client actions to restrain project spending and reduce outsourced staffing levels; declines in lending activity of U.S. Government Sponsored Enterprises, regulatory oversight of such activity and our mortgage servicing revenue from the commercial real estate mortgage market; our ability to further diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; our ability to attract new user and investor clients; our ability to retain major clients and renew related contracts; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to continue investing in our platform and client service offerings; our ability to maintain expense discipline; the emergence of disruptive business models and technologies; the ability of our investment management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; our leverage under our debt instruments as well as the limited restrictions therein on our ability to incur additional debt, and the potential increased borrowing costs to us from a credit-ratings downgrade; the ability of our indirect subsidiary, CBRE Capital Markets, Inc. to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; variations in historically customary seasonal patterns that cause our business not to perform as expected; litigation and its financial and reputational risks to us; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; liabilities under guarantees, or for construction defects, that we incur in our development services business; our and our employees’ ability to execute on, and adapt to, information technology strategies and trends; cybersecurity threats or other threats to our information technology networks, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our ability to comply with laws and regulations related to our global operations, including real estate licensure, tax, labor and employment laws and regulations, as well as the anti-corruption laws and trade sanctions of the U.S. and other countries; changes in applicable tax or accounting requirements; any inability for us to implement and maintain effective internal controls over financial reporting; and the effect of implementation of new accounting rules and standards or the impairment of our goodwill and intangible assets.

Additional information concerning factors that may influence the company’s financial information is discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, as well as in the company’s press releases and other periodic filings with the Securities and Exchange Commission (SEC). Such filings are available publicly and may be obtained on the company’s website at www.cbre.com or upon written request from CBRE’s Investor Relations Department at investorrelations@cbre.com.

The terms “fee revenue,” “adjusted revenue,” “adjusted net income,” “adjusted earnings per share” (or adjusted EPS), “adjusted EBITDA,” “adjusted EBITDA on revenue margin,” “adjusted EBITDA on fee revenue margin” and “free cash flow,” all of which CBRE uses in this press release, are non-GAAP financial measures under SEC guidelines, and you should refer to the footnotes below as well as the “Non-GAAP Financial Measures” section in this press release for a further explanation of these measures. We have also included in that section reconciliations of these measures in specific periods to their most directly comparable financial measure calculated and presented in accordance with GAAP for those periods.

CBRE Press Release

July 31, 2020

Totals may not sum in tables in millions included in this release due to rounding.

1Local currency percentage change is calculated by comparing current-period results at prior-period exchange rates versus prior-period results.

2Fee revenue is gross revenue less both client reimbursed costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients.

3EBITDA represents earnings before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation, amortization and asset impairments. Amounts shown for adjusted EBITDA further remove (from EBITDA) the impact of costs primarily associated with workforce optimization efforts in response to the Covid-19 pandemic, fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, integration and other costs related to acquisitions, certain carried interest incentive compensation (reversal) expense to align with the timing of associated revenue, and costs associated with our reorganization, including cost-savings initiatives.

4Adjusted net income and adjusted earnings per diluted share (or adjusted EPS) exclude the effect of select items from GAAP net income and GAAP earnings per diluted share as well as adjust the provision for income taxes for such charges. Adjustments during the periods presented included costs primarily associated with workforce optimization efforts in response to the Covid-19 pandemic, asset impairments, non-cash depreciation and amortization expense related to certain assets attributable to acquisitions, the impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, integration and other costs related to acquisitions, certain carried interest incentive compensation (reversal) expense to align with the timing of associated revenue, costs associated with our segment reorganization, including cost-savings initiatives, and write-off of financing costs on extinguished debt.

5Free cash flow is calculated as cash flow from operations, less capital expenditures (reflected in the investing section of the consolidated statement of cash flows).

6Adjusted EBITDA on revenue and fee revenue margins represents adjusted EBITDA divided by revenue and fee revenue, respectively.

7Adjusted revenue for the Real Estate Investments segment reflects revenue for this segment, less the direct cost of revenue, along with equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests. Adjusted revenue also removes the impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in the period.

8Adjusted EBITDA in the Real Estate Investments segment includes equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests, and the associated compensation expense.

9For the three months ended June 30, 2020, the company incurred capital expenditures of $71.9 million (reflected in the investing section of the consolidated statement of cash flows) and received tenant concessions from landlords of $10.1 million (reflected in the operating section of the consolidated statement of cash flows).

10Net debt is calculated as total debt (excluding non-recourse debt) less cash available for company use.

11Cash represents cash and cash equivalents (excluding restricted cash) and excludes $79.1 million of cash in consolidated funds and other entities not available for company use at June 30, 2020.

CBRE Press Release

July 31, 2020

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019

(Dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue:
Fee revenue	$2,256,045	$2,849,494	$4,949,337	$5,278,219
Pass through costs also recognized as revenue	3,125,339	2,864,579	6,321,215	5,571,364
Total revenue	5,381,384	5,714,073	11,270,552	10,849,583

Costs and expenses:
Cost of revenue	4,399,537	4,445,790	9,112,211	8,467,824
Operating, administrative and other	770,806	877,397	1,560,872	1,670,273
Depreciation and amortization	116,384	106,479	230,178	212,302
Asset impairments	—	—	75,171	89,037
Total costs and expenses	5,286,727	5,429,666	10,978,432	10,439,436

(Loss) gain on disposition of real estate (1)	(492)	10	22,335	19,257

Operating income	94,165	284,417	314,455	429,404

Equity income from unconsolidated subsidiaries (1)	19,480	21,773	40,111	94,437
Other income	5,220	4,369	5,027	25,222
Interest expense, net of interest income	17,950	24,600	33,966	45,792
Write-off of financing costs on extinguished debt	—	—	—	2,608
Income before provision for income taxes	100,915	285,959	325,627	500,663
Provision for income taxes	18,803	62,521	69,985	106,399
Net income	82,112	223,438	255,642	394,264
Less: Net income (loss) attributable to non-controlling interests (1)	215	(293)	1,550	6,124
Net income attributable to CBRE Group, Inc.	$81,897	$223,731	$254,092	$388,140

Basic income per share:
Net income per share attributable to CBRE Group, Inc.	$0.24	$0.67	$0.76	$1.15
Weighted average shares outstanding for basic income per share	335,126,126	336,222,471	335,048,115	336,122,100

Diluted income per share:
Net income per share attributable to CBRE Group, Inc.	$0.24	$0.66	$0.75	$1.14
Weighted average shares outstanding for diluted income per share	337,361,419	340,508,931	338,549,805	340,334,315

Adjusted EBITDA	$267,304	$468,492	$697,655	$918,524

(1)

Equity income from unconsolidated subsidiaries and gain on disposition of real estate, less net income (loss) attributable to non-controlling interests, includes income of $20.8 million and $19.3 million for the three months ended June 30, 2020 and 2019, respectively, and $61.4 million and $104.6 million for the six months ended June 30, 2020 and 2019, respectively, attributable to Real Estate Investments but does not include significant related compensation expense (which is included in operating, administrative and other expenses). In the Real Estate Investments segment, related equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests, and the associated compensation expense, are all included in adjusted EBITDA.

CBRE Press Release

July 31, 2020

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE MONTHS ENDED JUNE 30, 2020

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30, 2020

	Advisory Services	Global Workplace Solutions	Real Estate Investments	Consolidated
Revenue:
Fee revenue	$1,339,099	$755,335	$161,611	$2,256,045
Pass through costs also recognized as revenue	213,830	2,911,509	—	3,125,339
Total revenue	1,552,929	3,666,844	161,611	5,381,384

Costs and expenses:
Cost of revenue	967,241	3,402,275	30,021	4,399,537
Operating, administrative and other	483,281	153,504	134,021	770,806
Depreciation and amortization	81,145	30,546	4,693	116,384
Total costs and expenses	1,531,667	3,586,325	168,735	5,286,727

Loss on disposition of real estate	—	—	(492)	(492)

Operating income (loss)	21,262	80,519	(7,616)	94,165

Equity (loss) income from unconsolidated subsidiaries	(1,751)	(65)	21,296	19,480
Other income (loss)	4,542	(57)	735	5,220
Less: Net income attributable to non-controlling interests	203	—	12	215
Add-back: Depreciation and amortization	81,145	30,546	4,693	116,384

EBITDA	104,995	110,943	19,096	235,034

Adjustments:

Costs associated with workforce optimization efforts (1)	27,418	5,004	5,172	37,594
Costs incurred related to legal entity restructuring	693	—	—	693
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	—	—	1,247	1,247
Integration and other costs related to acquisitions	—	—	236	236
Carried interest incentive compensation reversal to align with the timing of associated revenue	—	—	(7,500)	(7,500)

Adjusted EBITDA	$133,106	$115,947	$18,251	$267,304

(1)

Primarily represents costs incurred related to workforce optimization initiated and executed in the second quarter of 2020 as part of management’s cost containment efforts in response to the Covid-19 pandemic. The charges are cash expenditures primarily for severance costs incurred related to this effort. Of the total costs, $7.4 million was included within the “Cost of revenue” line item and $30.2 million was included in the “Operating, administrative, and other” line item in the accompanying consolidated statements of operations for both the three and six months ended June 30, 2020.

CBRE Press Release

July 31, 2020

CBRE GROUP, INC.

SEGMENT RESULTS—(CONTINUED)

FOR THE THREE MONTHS ENDED JUNE 30, 2019

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30, 2019

	Advisory Services	Global Workplace Solutions	Real Estate Investments	Consolidated
Revenue:
Fee revenue	$1,935,506	$764,325	$149,663	$2,849,494
Pass through costs also recognized as revenue	243,452	2,621,127	—	2,864,579
Total revenue	2,178,958	3,385,452	149,663	5,714,073

Costs and expenses:
Cost of revenue	1,309,940	3,135,850	—	4,445,790
Operating, administrative and other	544,696	176,238	156,463	877,397
Depreciation and amortization	74,754	29,839	1,886	106,479
Total costs and expenses	1,929,390	3,341,927	158,349	5,429,666

Gain on disposition of real estate	—	—	10	10

Operating income (loss)	249,568	43,525	(8,676)	284,417

Equity income (loss) from unconsolidated subsidiaries	3,136	(325)	18,962	21,773
Other income	1,480	1,522	1,367	4,369
Less: Net income (loss) attributable to non-controlling interests	135	(105)	(323)	(293)
Add-back: Depreciation and amortization	74,754	29,839	1,886	106,479

EBITDA	328,803	74,666	13,862	417,331

Adjustments:
Costs associated with our reorganization, including cost-savings initiatives (1)	4,422	29,394	—	33,816
Integration and other costs related to acquisitions	303	—	8,734	9,037
Carried interest incentive compensation expense to align with the timing of associated revenue	—	—	8,308	8,308

Adjusted EBITDA	$333,528	$104,060	$30,904	$468,492

(1)	Primarily represents severance costs related to headcount reductions in connection with our reorganization announced in the third quarter of 2018 that became effective January 1, 2019.

CBRE Press Release

July 31, 2020

CBRE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	June 30,	December 31,
	2020	2019
Assets:
Cash and cash equivalents (1)	$1,214,213	$971,781
Restricted cash	99,521	121,964
Receivables, net	4,134,789	4,466,674
Warehouse receivables (2)	765,130	993,058
Contract assets	478,479	529,772
Income taxes receivable	137,481	233,051
Property and equipment, net	824,748	836,206
Operating lease assets	1,063,529	997,966
Goodwill and other intangibles, net	5,026,341	5,133,039
Investments in and advances to unconsolidated subsidiaries	386,123	426,711
Other assets, net	1,570,060	1,486,974

Total assets	$15,700,414	$16,197,196

Liabilities:
Current liabilities, excluding debt and operating lease liabilities	$4,447,481	$5,283,615
Warehouse lines of credit (which fund loans that U.S. Government Sponsored Enterprises have committed to purchase) (2)	753,894	977,175
Revolving credit facility	451,000	—
Senior term loans, net	745,910	744,590
4.875% senior notes, net	594,072	593,631
5.25% senior notes, net	423,131	422,977
Other debt	8,628	7,045
Operating lease liabilities	1,310,371	1,226,421
Other long-term liabilities	680,876	668,630

Total liabilities	9,415,363	9,924,084

Equity:
CBRE Group, Inc. stockholders' equity	6,243,994	6,232,693
Non-controlling interests	41,057	40,419

Total equity	6,285,051	6,273,112

Total liabilities and equity	$15,700,414	$16,197,196

(1)	Includes $79.1 million and $70.5 million of cash in consolidated funds and other entities not available for company use as of June 30, 2020 and December 31, 2019, respectively.
(2)	Represents loan receivables, the majority of which are offset by borrowings under related warehouse line of credit facilities.

CBRE Press Release

July 31, 2020

CBRE GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$255,642	$394,264
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	230,178	212,302
Amortization and write-off of financing costs on extinguished debt	3,082	5,705
Gains related to mortgage servicing rights, premiums on loan sales and sales of other assets	(105,697)	(114,283)
Asset impairments	75,171	89,037
Net realized and unrealized gains, primarily from investments	(5,027)	(25,222)
Provision for doubtful accounts	29,923	11,438
Net compensation expense for equity awards	19,704	65,580
Equity income from unconsolidated subsidiaries	(40,111)	(94,437)
Distribution of earnings from unconsolidated subsidiaries	52,664	97,561
Proceeds from sale of mortgage loans	7,421,127	10,099,268
Origination of mortgage loans	(7,162,747)	(10,090,347)
(Decrease) increase in warehouse lines of credit	(223,281)	21,227
Tenant concessions received	23,384	12,931
Purchase of equity securities	(6,627)	(70,221)
Proceeds from sale of equity securities	8,909	38,495
Decrease (increase) in real estate under development	701	(3,356)
Decrease (increase) in receivables, prepaid expenses and other assets (including contract and lease assets)	276,065	(458,990)
(Decrease) increase in accounts payable and accrued expenses and other liabilities (including contract and lease liabilities)	(130,264)	163,502
Decrease in compensation and employee benefits payable and accrued bonus and profit sharing	(816,621)	(528,754)
Decrease (increase) in net income taxes receivable/payable	125,361	(97,260)
Other operating activities, net	(25,473)	(21,724)
Net cash provided by (used in) operating activities	6,063	(293,284)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(134,149)	(124,222)
Acquisition of businesses, including net assets acquired, intangibles and goodwill, net of cash acquired	(25,911)	(2,142)
Contributions to unconsolidated subsidiaries	(51,168)	(35,187)
Distributions from unconsolidated subsidiaries	63,972	10,273
Other investing activities, net	11,314	3,146
Net cash used in investing activities	(135,942)	(148,132)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior term loans	—	300,000
Repayment of senior term loans	—	(300,000)
Proceeds from revolving credit facility	835,671	1,596,000
Repayment of revolving credit facility	(384,671)	(1,366,000)
Proceeds from notes payable on real estate	22,705	4,165
Repurchase of common stock	(50,028)	(45,088)
Units repurchased for payment of taxes on equity awards	(37,358)	(9,565)
Acquisition of businesses (cash paid for acquisitions more than three months after purchase date)	(6,839)	(28,517)
Non-controlling interest contributions	1,428	41,977
Non-controlling interest distributions	(1,092)	(2,563)
Other financing activities, net	(2,853)	(4,435)
Net cash provided by financing activities	376,963	185,974
Effect of currency exchange rate changes on cash and cash equivalents and restricted cash	(27,095)	4,723

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	219,989	(250,719)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT BEGINNING OF PERIOD	1,093,745	863,944
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT END OF PERIOD	$1,313,734	$613,225

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest, net	$31,145	$46,525
Income tax (refunds) payments, net	$(53,829)	$208,876

CBRE Press Release

July 31, 2020

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)	Fee revenue
(ii)	Adjusted revenue for the Real Estate Investments segment
(iii)	Net income attributable to CBRE Group, Inc., as adjusted (which we also refer to as “adjusted net income”)
(iv)	Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (which we also refer to as “adjusted earnings per diluted share” or “adjusted EPS”)
(v)	Adjusted EBITDA and adjusted EBITDA on revenue and fee revenue margins
(vi)	Free cash flow
(vi)	Net debt

These measures are not recognized measurements under United States generally accepted accounting principles, or “GAAP.”  When analyzing our operating performance, investors should use them in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with GAAP. Because not all companies use identical calculations, our presentation of these measures may not be comparable to similarly titled measures of other companies.

Our management generally uses these non-GAAP financial measures to evaluate operating performance and for other discretionary purposes. The company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business. The company further uses certain of these measures, and believes that they are useful to investors, for purposes described below.

With respect to fee revenue:  the company believes that investors may find this measure useful to analyze the financial performance of our Global Workplace Solutions and Property and Advisory Project Management business lines and our business generally. Fee revenue excludes costs reimbursable by clients, and as such provides greater visibility into the underlying performance of our business.

With respect to adjusted revenue: the company believes that investors may find this measure useful to analyze the financial performance of our Real Estate Investments segment because it is more reflective of this segment’s total operations.

With respect to adjusted net income, adjusted EPS, adjusted EBITDA and adjusted EBITDA on revenue and fee revenue margins:  the company believes that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the accounting effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions—and in the case of adjusted EBITDA and adjusted EBITDA on revenue and fee revenue margins—the effects of financings and income tax and the accounting effects of capital spending. All of these measures and adjusted revenue may vary for different companies for reasons unrelated to overall operating performance. In the case of adjusted EBITDA, this measure is not intended to be a measure of free cash flow for our management’s discretionary use because it does not consider cash requirements such as tax and debt service payments. The adjusted EBITDA measure calculated herein may also differ from the amounts calculated under similarly titled definitions in our credit facilities and debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt. The company also uses adjusted EBITDA and adjusted EPS as significant components when measuring our operating performance under our employee incentive compensation programs.

With respect to free cash flow: the company believes that investors may find this measure useful to analyze the cash flow generated from operations after accounting for cash outflows to support operations and capital expenditures.

With respect to net debt:  the company believes that investors use this measure when calculating the company’s net leverage ratio.

CBRE Press Release

July 31, 2020

Net income attributable to CBRE Group, Inc., as adjusted (or adjusted net income), and diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (or adjusted EPS), are calculated as follows (dollars in thousands, except share and per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Net income attributable to CBRE Group, Inc.	$81,897	$223,731	$254,092	$388,140

Plus / minus:
Costs associated with workforce optimization efforts (1)	37,594	—	37,594	—
Non-cash depreciation and amortization expense related to certain assets attributable to acquisitions	18,457	19,598	38,507	41,824
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	1,247	—	7,000	—
Costs incurred related to legal entity restructuring	693	—	3,934	—
Integration and other costs related to acquisitions	236	9,037	1,019	9,037
Carried interest incentive (reversal) compensation expense to align with the timing of associated revenue	(7,500)	8,308	(15,284)	15,644
Costs associated with our reorganization, including cost-savings initiatives (2)	—	33,816	—	49,565
Asset impairments	—	—	75,171	89,037
Write-off of financing costs on extinguished debt	—	—	—	2,608
Tax impact of adjusted items	(14,877)	(17,433)	(30,175)	(51,281)

Net income attributable to CBRE Group, Inc. shareholders, as adjusted	$117,747	$277,057	$371,858	$544,574

Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$0.35	$0.81	$1.10	$1.60

Weighted average shares outstanding for diluted income per share	337,361,419	340,508,931	338,549,805	340,334,315

(1)

Primarily represents costs incurred related to workforce optimization initiated and executed in second quarter of 2020 as part of management’s cost containment efforts in response to the Covid-19 pandemic. The charges are cash expenditures primarily for severance costs incurred related to this effort. Of the total costs, $7.4 million was included within the “Cost of revenue” line item and $30.2 million was included in the “Operating, administrative, and other” line item in the accompanying consolidated statements of operations for both the three and six months ended June 30, 2020.

(2)	Primarily represents severance costs related to headcount reductions in connection with our reorganization announced in the third quarter of 2018 that became effective January 1, 2019.

CBRE Press Release

July 31, 2020

Adjusted EBITDA is calculated as follows (dollars in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Net income attributable to CBRE Group, Inc.	$81,897	$223,731	$254,092	$388,140

Add:
Depreciation and amortization	116,384	106,479	230,178	212,302
Asset impairments	—	—	75,171	89,037
Interest expense, net of interest income	17,950	24,600	33,966	45,792
Write-off of financing costs on extinguished debt	—	—	—	2,608
Provision for income taxes	18,803	62,521	69,985	106,399

EBITDA	235,034	417,331	663,392	844,278

Adjustments:
Costs associated with workforce optimization efforts (1)	37,594	—	37,594	—
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	1,247	—	7,000	—
Costs incurred related to legal entity restructuring	693	—	3,934	—
Integration and other costs related to acquisitions	236	9,037	1,019	9,037
Carried interest incentive (reversal) compensation expense to align with the timing of associated revenue	(7,500)	8,308	(15,284)	15,644
Costs associated with our reorganization, including cost-savings initiatives (2)	—	33,816	—	49,565

Adjusted EBITDA	$267,304	$468,492	$697,655	$918,524

Adjusted EBITDA for the trailing twelve months ended June 30, 2020 is calculated as follows (dollars in thousands):

Trailing Twelve Months Ended June 30, 2020

Net income attributable to CBRE Group, Inc.	$1,148,309

Add:
Depreciation and amortization	457,100
Asset impairments	75,921
Interest expense, net of interest income	73,928
Provision for income taxes	33,481

EBITDA	1,788,739

Adjustments:
Costs associated with workforce optimization efforts (1)	37,594
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	16,301
Costs incurred related to legal entity restructuring	10,833
Integration and other costs related to acquisitions	7,274
Carried interest incentive compensation reversal to align with the timing of associated revenue	(17,827)

Adjusted EBITDA	$1,842,914

(1)

Primarily represents costs incurred related to workforce optimization initiated and executed in second quarter of 2020 as part of management’s cost containment efforts in response to the Covid-19 pandemic. The charges are cash expenditures primarily for severance costs incurred related to this effort. Of the total costs, $7.4 million was included within the “Cost of revenue” line item and $30.2 million was included in the “Operating, administrative, and other” line item in the accompanying consolidated statements of operations for both the three and six months ended June 30, 2020.

(2)	Primarily represents severance costs related to headcount reductions in connection with our reorganization announced in the third quarter of 2018 that became effective January 1, 2019.

CBRE Press Release

July 31, 2020

Revenue includes client reimbursed pass through costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients, both of which are excluded from fee revenue. Reconciliations are shown below (dollars in thousands):

	Three Months Ended
	June 30,
	2020	2019
Property and Advisory Project Management
Fee revenue	$298,388	$312,370
Plus: Pass through costs also recognized as revenue	213,830	243,452

Revenue	$512,218	$555,822

Real Estate Investments adjusted revenue is computed as follows (dollars in thousands):

	Three Months Ended
	June 30,
	2020	2019
Real Estate Investments
Total revenue	$161,611	$149,663

Adjustments:
Less: Cost of revenue	30,021	—
Add: (Loss) gain on disposition of real estate	(492)	10
Add: Equity income from unconsolidated subsidiaries	21,296	18,962
Less: Net income (loss) attributable to non-controlling interests	12	(323)
Add: Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	1,247	—
Net adjustments	(7,982)	19,295

Total adjusted revenue	$153,629	$168,958